Exhibit 10.1

AMENDED AND RESTATED

AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) dated as of August 23, 2011 (the “Effective Date”) is by and among MakeMusic, Inc., a Minnesota corporation (the “Company”), LaunchEquity Partners, LLC, an Arizona limited liability company (“LEP”), and LaunchEquity Acquisition Partners, LLC Designated Series Education Partners, a designated series of a Delaware series limited liability company (“LEAP”) (LEP and LEAP, and its Affiliates or Associates (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), are herein referred to collectively as “LaunchEquity”). This Agreement replaces and supersedes that certain Agreement (the “2010 Agreement”) by and between the Company and LaunchEquity, dated March 2, 2010, in its entirety.

WHEREAS, LEP is the sole manager of LEAP, the Company’s largest shareholder;

WHEREAS, LEP filed a Schedule 13D dated March 6, 2006 with regard to securities of the Company as subsequently amended on December 13, 2006, January 30, 2007, November 7, 2007, November 17, 2008, December 15, 2008 and March 5, 2010 (as may be amended from time to time hereafter, the “LEP Schedule 13D”), in which it indicated it may engage in certain transactions with the purpose or effect of acquiring or influencing control of the Company;

WHEREAS, without entering into this Agreement, certain provisions of the 2010 Agreement will expire immediately prior to the Company’s 2011 Annual Meeting of Shareholders, currently scheduled for August 24, 2011; and

WHEREAS, in view of the LEP Schedule 13D, recent communications between LaunchEquity and the Company regarding the composition of the Board of Directors of the Company (the “Board”) and the Board’s determination that it is in the Company’s interests to involve its largest shareholder in decisions regarding the strategic direction of the Company, the Board believes it is in the best interests of the shareholders of the Company to amend and restate the 2010 Agreement, subject to the terms and conditions contained herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Nominations for the Board of Directors; Board Size.

(a) From time to time during the term of this Agreement, LEAP shall have the right to designate as nominees for election to the Board two (2) individuals (individually, a “LEAP Nominee,” and, collectively, the “LEAP Nominees”), by providing written notice to the Company of such designation in accordance with this

Agreement (a “Notice”). The Company acknowledges and agrees that Jeffrey A. Koch and Trevor D’Souza (the “Initial LEAP Nominees”) were originally nominated to serve as directors of the Company pursuant to the 2010 Agreement and shall be deemed to be currently serving “LEAP Nominees” for all purposes under this Agreement. The Company acknowledges that the Initial LEAP Nominees have not acted, nor is it their intention to act, as representatives of LaunchEquity.

(b) If a Notice specifies a LEAP Nominee and such LEAP Nominee is reasonably deemed qualified in the good faith business judgment of the Company’s Board and Governance Committee in accordance with the Company’s policies and the directors’ fiduciary duties, the Board will nominate such LEAP Nominee to stand for election at the Company’s next annual meeting of shareholders, publicly recommend that the Company’s shareholders elect such LEAP Nominee at such annual meeting of shareholders, and solicit proxies for the election of such LEAP Nominee at such annual meeting of shareholders, provided that:

(i) if LEAP provides Notice to the Company less than 60 days prior to the anniversary date of the Company’s previous annual meeting of shareholders (the “Initial Deadline”), the Board shall nominate the LEAP Nominee for election at the following year’s annual meeting of shareholders, publicly recommend that the Company’s shareholders elect such LEAP Nominee at such annual meeting of shareholders, and solicit proxies for the election of such LEAP Nominee at such annual meeting of shareholders; or

(ii) if the date of the Company’s annual meeting of shareholders is changed by more than 30 days from the date on which it was held in the prior year and LEAP provides Notice to the Company less than 30 days prior to the date on which the Company intends to mail its proxy materials (the “Extended Deadline” and, together with the Initial Deadline, the “Notice Deadlines”), the Board shall nominate the LEAP Nominee for election at the following year’s annual meeting of shareholders, publicly recommend that the Company’s shareholders elect such LEAP Nominee at such annual meeting of shareholders, and solicit proxies for the election of such LEAP Nominee at such annual meeting of shareholders. If the date of the Company’s annual meeting of shareholders is changed by more than 30 days from the date on which the annual meeting of shareholders was held during the previous year, the Company shall provide notice to LEAP of the date on which it intends to mail its proxy materials at least 45 days prior to such date.

To the extent (i) LEAP is advised by the Company that a proposed LEAP Nominee is not reasonably deemed qualified in the good faith business judgment of the Company’s Board and Governance Committee, or (ii) a proposed LEAP Nominee who is reasonably deemed qualified by the Company’s Board and Governance Committee is unable or unwilling for any reason to stand for election, LEAP shall as promptly as reasonably practicable submit to the Company the name of a new proposed LEAP Nominee for consideration by the Company’s Board and Governance Committee. The foregoing shall be conducted in an iterative manner until a proposed LEAP Nominee is reasonably deemed qualified in the good faith business judgment of the Company’s Board and Governance Committee and stands for election. For the sake of clarity, if a Notice is received prior to an applicable Notice Deadline, LEAP shall be deemed to have met such Notice Deadline regardless if such LEAP Nominee is deemed unqualified by the Company’s Board and Governance Committee or is unable or unwilling to stand for election. Notwithstanding the foregoing, the Initial LEAP Nominees are hereby deemed qualified to stand for election at the Company’s 2011 annual meeting of shareholders.

(c) During the term of this Agreement, subject to the Board’s exercise of its fiduciary duties, if LEAP does not provide a Notice for any applicable annual meeting of shareholders or such Notice is not timely received by the Company prior to the applicable Notice Deadline, then the Board shall nominate any currently serving LEAP Nominee(s) for reelection to the Board at the applicable annual meeting of shareholders, publicly recommend that the Company’s shareholders vote for the reelection of such LEAP Nominee(s) at such annual meeting of shareholders, and solicit proxies for the reelection of such LEAP Nominee(s) at such annual meeting of shareholders.

(d) The Company agrees that during the term of this Agreement, it shall not: (i) call any special meetings of shareholders for the purpose of removing any LEAP Nominee or taking any action which would have the effect of disqualifying or curtailing the term of any LEAP Nominee, or (ii) recommend in favor of or implement any proposal, consent or other action seeking the removal of any LEAP Nominee then serving as a director, or which would have the effect of disqualifying or curtailing the term of any LEAP Nominee.

(e) LEAP agrees that during the term of this Agreement, it: (i) shall cause all of its shares to be present at each of the Company’s annual meetings of shareholders for the purposes of establishing a quorum, and (ii) shall not, and shall cause the LEAP Nominees not to, call any special meetings of the Company’s shareholders for the purpose of removing any incumbent member of the Board or take any action which would have the effect of disqualifying or curtailing the term of any incumbent member of the Board.

(f) During the term of this Agreement, the authorized number of directors constituting the Board shall not exceed seven (7).

2. Successor Nominees. During the term of this Agreement, if any LEAP Nominee (or any successor nominee appointed pursuant to this Section 2) ceases for any reason to serve as a director of the Company (other than being replaced by a new LEAP Nominee pursuant to Section 1 hereof), LEAP shall be entitled to designate a replacement for such LEAP Nominee who is reasonably deemed qualified in the good faith business judgment of the Company’s Board and Governance Committee in accordance with the Company’s policies and the directors’ fiduciary duties, to hold office for the remaining unexpired term of such LEAP Nominee (or any successor nominee appointed pursuant to this Section 2). The Company shall take all necessary action to cause the Board to appoint such successor nominee to the Board as promptly as practicable. Any such successor nominee who becomes a Board member pursuant to this Section 2 shall be deemed to be a “LEAP Nominee” for all purposes under this Agreement.

3. Committee Representation. Within a reasonable time after providing written notice to the Company of its desire to exercise its rights under this Section 3, LEAP shall be entitled, so long as at least one (1) LEAP Nominee is then serving on the Board, to have the Board designate one (1) LEAP Nominee to serve on each standing and special committee of the Board, except where such representation would violate applicable director independence, other rules or regulations of the Securities and Exchange Commission or Nasdaq Stock Market, corporate or fiduciary laws, the Minnesota Business Corporations Act or the Company’s corporate governance policies, as determined in the sole reasonable discretion of the Board.

4. Standstill Agreement. During the term of this Agreement, neither LaunchEquity, the LEAP Nominees, nor any of their Affiliates or Associates (collectively the “Interested Parties”), will, and they will not assist or encourage others (including by providing financing) to, directly or indirectly, (a) nominate a competing slate of directors at any meeting of the Company’s shareholders, (b) solicit votes of the shareholders of the Company in opposition to the slate of directors nominated by the Company or any other item of business recommended by the Board to be voted on at any meeting of the Company’s shareholders or (c) engage in, or participate in any way in, any transaction regarding control of the Company that has not been approved by the Board. Notwithstanding anything to the contrary contained in this Section 4, the Interested Parties shall be permitted to nominate a competing slate of directors at the 2014 Annual Meeting of Shareholders of the Company (the “2014 Annual Meeting”) and solicit votes of the shareholders of the Company in opposition to the slate of directors nominated by the Company or any other item of business recommended by the Board to be voted on at the 2014 Annual Meeting, provided, however, that in the event any Interested Party nominates a competing slate of directors at the 2014 Annual Meeting, the Board’s nomination and recommendation of, and solicitation of votes for, the Board’s slate of directors shall not be deemed a violation of any of the Company’s obligations in this Agreement.

5. Representations and Warranties.

(a) Each of the Company and LaunchEquity makes the following representations and warranties to the other party:

(i) Authority. It has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by it and this Agreement constitutes the valid and binding obligation of it enforceable against it in accordance with the terms hereof.

(ii) Absence of Conflicts. Its execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and its performance hereunder in accordance with the terms and conditions hereof do not and will not: (i) require the approval of any third party, including its shareholders or investors, (ii) violate, conflict with or result in a breach of any provision of its articles of incorporation, by-laws or comparable governing documents, or (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority that is applicable to it.

(b) LaunchEquity represents and warrants to the Company that LaunchEquity is acting independently of any third party, and not pursuant to an agreement, arrangement, relationship, understanding or otherwise for the purpose of acquiring, owning, holding, voting or disposing of any shares of the Company, and the LaunchEquity parties do not constitute a single person with any third party for purposes of the definition of an “Acquiring Person” in Section 302A.011 Subd. 37 of the Minnesota Business Corporation Act or “Beneficial Ownership” in Section 302A.011 Subd. 41(c) of the Minnesota Business Corporation Act and do not constitute a “group” with any third party within the meaning of Rule 13d-5 under the Exchange Act.

6. Term and Termination.

(a) Unless earlier terminated pursuant to this Section 6, the term of this Agreement shall commence on the Effective Date and shall terminate immediately prior to the Company’s 2014 Annual Meeting.

(b) This Agreement shall terminate on the date on which LEAP ceases to be the beneficial owner of more than 20% of the Outstanding Shares. The term “Outstanding Shares” means the number of outstanding shares of common stock of the Company (the “Common Stock”) reported in the Form 10-Q filed by the Company with the Securities and Exchange Commission on August 12, 2011, as adjusted for any stock split, stock combination, stock dividend, reclassification, or other reorganization. Notwithstanding anything to the contrary contained in this Section 6(b), this Agreement shall not terminate as a result of LEAP ceasing to be the beneficial owner of more than 20% of the Outstanding Shares as a result of an Acquisition (as defined below), provided that the Acquirer (as defined below) agrees in writing to be bound by this Agreement.

7. Successors and Assigns. LaunchEquity may, without the Company’s consent, assign its rights and obligations under this Agreement to an individual or entity (the “Acquirer”) that acquires beneficial ownership of 20% or more of the Outstanding Shares from LEAP (the “Acquisition”), provided that the Acquirer agrees in writing to be bound by this Agreement (the “Assignment”). For purposes of clarity, in the event of an Assignment, LaunchEquity will not be liable for any failure by the Acquirer to comply with the terms of this Agreement, including, but not limited to, the standstill provisions contained in Section 4. Any discussions, negotiations or agreements by LaunchEquity in furtherance of effectuating an Acquisition shall not be deemed to be a violation of the standstill provisions contained in Section 4. All other assignments by LaunchEquity shall be void and have no effect. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party.

8. Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

9. Amendment. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by all of the parties hereto.

10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11. Notice. All notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) business days’ after deposit in the mail, postage prepaid, one (1) business day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

If to Company:	MakeMusic, Inc. 7615 Golden Triangle Drive, Suite M Eden Prairie, MN 55344-3848 Attention: Chief Executive Officer Fax: (952) 937-9611

With a copy to:	Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402-1425 Attention: Melodie R. Rose Fax: (612) 492-7077 Email: mrose@fredlaw.com

If to LaunchEquity:	LaunchEquity Partners, LLC 4230 N. Oakland Avenue #317 Shorewood, WI 53211-2042 Attention: Andrew C. Stephens Fax: (414) 390-6127 E-mail: andy.stephens@artisanpartners.com

With a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attention: Steve Wolosky Fax: (212) 451-2222 E-mail: swolosky@olshanlaw.com or to such other address as each party may designate for itself by notice given in accordance with this Section 11.

12. Third Party Beneficiaries. Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or a successor or permitted assign of such a party.

13. Publicity; Public Announcements. Any public announcement or similar publicity regarding the subject matter of this Agreement by LaunchEquity or the Company, including by either party’s Affiliates, Associates or advisors, shall be made only at such time and in such manner as the parties shall agree in advance; provided, however, that LaunchEquity shall be permitted to amend the LEP Schedule 13D to disclose this Agreement or otherwise, and to make any other disclosure required by applicable law and the Company shall be permitted to disclose this Agreement on a Current Report on Form 8-K, and to make any other disclosure required by applicable law.

14. Entire Agreement. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written.

15. Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

16. Governing Law; Consent to Forum. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE). EACH PARTY HEREBY CONSENTS AND AGREES THAT ANY FEDERAL OR STATE COURT LOCATED IN MINNEAPOLIS, MINNESOTA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY ON THE ONE HAND AND LAUNCHEQUITY ON THE OTHER HAND

PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. LAUNCHEQUITY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND LAUNCHEQUITY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

17. Injunctive Relief. Each of the parties acknowledges that the other party will suffer irreparable harm if the first party breaches this Agreement. Accordingly, each party shall be entitled, in addition to any other rights and remedies that it may have, at law or at equity, to an injunction, without the posting of a bond or other security, enjoining or restraining the other party from any violation of this Agreement. Each party hereby consents to the other party’s right to the issuance of such injunction.

18. Waiver of Jury Trial. Each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or any of the actions contemplated hereby.

19. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this AGREEMENT to be duly executed and delivered as of the date first above written.

MAKEMUSIC, INC.

By:	/s/ Karen T. van Lith
Name:	Karen T. van Lith
Title:	Chief Executive Officer

LAUNCHEQUITY PARTNERS, LLC

By:	/s/ Andrew C. Stephens
Name:	Andrew C. Stephens
Title:	Managing Member

LAUNCHEQUITY ACQUISITION PARTNERS, LLC DESIGNATED SERIES EDUCATION PARTNERS

By:	LaunchEquity Partners, LLC
its Manager

By:	/s/ Andrew C. Stephens
Name:	Andrew C. Stephens
Title:	Managing Member